UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

Innovative Food Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

EXPLANATORY NOTE

On April 6, 2026, Innovative Food Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A (as amended or supplemented to date, the “Proxy Statement”) relating to the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 19, 2026, at 10:00 a.m. Eastern Time.

This amendment to the Proxy Statement (this “Amendment”) is being filed to correct the following inadvertent error contained in the Proxy Statement:

●	To update the graph under the section “Governance of the Company - Pay versus Performance - Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”)” of the Proxy Statement.

Except as specifically updated and revised by this Amendment, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. Capitalized terms not defined in this Amendment have the meanings set forth in the Proxy Statement.

INNOVATIVE FOOD HOLDINGS, INC.

2528 S 27TH AVE

BROADVIEW, IL 60155

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2026

We are pleased to invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Innovative Food Holdings, Inc. (the “Company,” “we,” “us” or “our”) to be held at 2528 S 27th Avenue, Broadview, IL 60155 on Tuesday, May 19, 2026 at 10:00 a.m. Eastern Time.

The purpose of the Annual Meeting is to consider and act upon the following four (4) proposals (the “Proposals”):

(1)	To elect five (5) directors to serve for the ensuing year,

(2)	To ratify the selection by the Board of Directors of the firm of CBIZ CPAs P.C. as the Company’s independent auditors for the current fiscal year,

(3)	To conduct an advisory vote on executive compensation, and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record as of the close of business on March 31, 2026 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

After careful consideration, our Board of Directors has approved each of the Proposals and has determined that each Proposal is advisable, fair and in the best interests of the Company and its stockholders. Accordingly, our Board of Directors recommends that stockholders vote “FOR” the approval of each of the director nominees in Proposal 1, and vote “FOR” each of Proposal 2 and Proposal 3.

For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for purposes germane to the Annual Meeting. You may make a request by calling our corporate headquarters at (239) 596-0204 during regular business hours. If we determine that a physical in-person inspection is not practicable, such list of stockholders may be made available electronically, upon request.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2026, AT 10:00 A.M. EASTERN TIME

As permitted by the “Notice and Access” rules of the U.S. Securities and Exchange Commission (the “SEC”), the Notice of Annual Meeting of Stockholders, our proxy statement, a form of the proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are available online at www.proxyvote.com.

This proxy statement and the accompanying form of proxy are dated April 3, 2026. On or about April 6, 2026, we commenced mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) that contains instructions on how stockholders may access and review all of the proxy materials and how to vote. Also, on or about April 6, 2026, we began mailing printed copies of the proxy materials including the Annual Report to stockholders that previously requested printed copies. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

By Order of the Board of Directors,

/s/ Gary Schubert
Gary Schubert
Broadview, Illinois
April 3, 2026

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND SUBMIT YOUR PROXY CARD BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THIS NOTICE OF INTERNET AVAILABILITY. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

INNOVATIVE FOOD HOLDINGS, INC.

2528 S 27TH AVE

BROADVIEW, IL 60155

PROXY STATEMENT FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2026

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Innovative Food Holdings, Inc. (the “Company”) for use at the 2026 Annual Meeting of Stockholders to be held on May 19, 2026 at 10:00 a.m. Eastern Time, at 2528 S 27th Avenue, Broadview, IL 60155, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

We are using the SEC’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials over the internet, as the primary means of furnishing proxy materials. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 6, 2026, we began mailing to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy materials on the internet and how to vote online. The Notice of Internet Availability is not a proxy card and cannot be used to vote your shares. If you received a Notice of Internet Availability this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice of Internet Availability.

Voting Securities and Votes Required

At the close of business on March 31, 2026, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 54,649,479 shares of our common stock, par value $0.0001 per share. All holders of our common stock are entitled to one vote per share.

A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at the Annual Meeting will constitute a quorum at the meeting for all matters to be voted on by the holders of our common stock. All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter but will not be counted as a vote in favor of such matter.

Proposal No. 1 (Election of Directors) - With respect to the election of directors, the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the Annual Meeting is required for election of directors.

Proposal No. 2 (Ratification of Auditors) - With respect to the approval of the auditors, the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the meeting is required for approval.

Proposal No. 3 (Say-on-Pay) - With respect to the approval of our executive compensation, while our Board and its Compensation Committee (the “Compensation Committee”) will carefully consider the outcome of the vote expressed by our stockholders when making future executive compensation decisions, the vote will not be binding upon them. The Company will deem the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the Annual Meeting to be approved.

Abstentions and Broker Non-Votes

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting will have the effect of a vote against a proposal.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Each of Proposal No. 1 (Election of Directors) and Proposal No. 3 (Say-on-Pay) are a “non-routine” matter. A “broker non-vote” will have no effect on the vote on the above mentioned proposals. Proposal No. 2 (Ratification of Auditors) is a “routine” matter on which your broker can exercise voting discretion.

Meeting Protocols

How to Vote

If you are a stockholder of the Company and your shares of our common stock are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability is being sent directly to you by the Company. If you are a stockholder of record of the Company, you may attend the Annual Meeting and vote your shares in person, rather than signing and returning your proxy. Similarly, if your shares of our common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability or proxy materials are being forwarded to you, together with a voting instruction card, by such bank, broker or other nominee. As the beneficial owner, you are also invited to attend the Annual Meeting and you may vote these shares in person at the Annual Meeting.

If on the record date you are a stockholder with shares registered in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or if you are a beneficial owner of shares of the Company’ common stock, you may vote in person at the Annual Meeting or vote by proxy, by telephone, by internet or by mail. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

●	In Person. If you are a stockholder of record, you may vote in person at the Meeting. The Company will give you a ballot when you arrive. If you are a beneficial owner of shares of Common Stock held in street name and you wish to vote in person at the Meeting, you must obtain a legal proxy from the brokerage firm, bank, broker-dealer or other similar organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

●	Via the Internet. To vote via the Internet without attending the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Proxy Card. Your Internet vote must be received by 11:59 p.m., Eastern Time on May 18, 2026 to be counted.

●	Via Telephone. To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 18, 2026 to be counted.

●	By Mail. You may submit your proxy by mail by completing and signing the enclosed proxy card and mailing it in the enclosed envelope. Provided your proxy card is received prior to the Annual Meeting your shares will be voted as you have instructed.

We provide Internet proxy voting to allow you to vote your shares online via proxy prior to the Annual Meeting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. Since Proposal No. 1 (Election of Directors) and Proposal No. 3 (Say-on-Pay) are each considered “non-routine” matters, your broker will not be able to vote your shares of our common stock without specific instructions from you. Proposal 2 (Ratification of Auditors) is a “routine” matter on which your broker can exercise voting discretion.

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received the Notice of Internet Availability or a proxy card and voting instructions from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent.

Any stockholder of record voting by proxy has the right to revoke his, her or its proxy at any time before the polls close at the Annual Meeting by sending a written notice stating that he, she or it would like to revoke his, her or its proxy to the corporate secretary of the Company, by providing a duly executed proxy card bearing a later date than the proxy being revoked, or by voting in person. Attendance alone at the Annual Meeting will not revoke a proxy. If a stockholder of the Company has instructed a broker to vote his, her or its shares of our common stock that are held in “street name,” the stockholder must follow directions received from his, her or its broker to change those instructions.

General Information

In voting by proxy, you may vote in favor of or against the proposals, or you may abstain from voting on the proposals. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the approval of each of the director nominees in Proposal 1, “FOR” each of Proposal 2 and Proposal 3. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

A proxy may be revoked by the stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate secretary or by voting in-person during the Annual Meeting.

We are complying with the U.S. Securities and Exchange Commission (the “SEC”) rules with respect to Notice and Access. As a result, we are providing our Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025 to you online with paper copies available, free of charge, upon request. On or about April 6, 2026, we will begin mailing a Notice of Internet Availability detailing how to access the proxy materials electronically and how to submit your proxy via the Internet. The Notice of Internet Availability also provides instructions on how to request and obtain paper copies of the proxy materials and proxy card or voting instruction form, as applicable. We believe this process provides our shareholders with a convenient way to access the proxy materials and submit their proxies online, while allowing us to reduce our environmental impact as well as the costs of printing and distribution.

For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for purposes germane to the Annual Meeting. You may make a request by calling our corporate headquarters at (239) 596-0204 during regular business hours. If we determine that a physical in-person inspection is not practicable, such list of stockholders may be made available electronically, upon request. In addition, during the Annual Meeting, that list of stockholders will be available for examination by any stockholder in attendance.

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file with the SEC within four (4) business days after the meeting.

ELECTION OF DIRECTORS

(Proposal No. 1)

The persons named in the enclosed proxy will vote to elect as directors the five nominees named below, unless authority to vote for the election of any or all of the nominees is abstained by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

Nominees

Set forth below for each nominee as director is the nominee’s name, age, and position with us, his principal occupation and business experience during at least the past five years and the date of the commencement of his term as a director.

Name	Age	Position with the Company	Director Since
James C. Pappas	44	Chairman	2020
Mark Schmulen	45	Director	2020
Denver J. Smith	38	Director	2023
Loukas D. Kozonis	41	-	-
Gary Schubert	48	Chief Executive Officer	-

James C. Pappas, Chairman

James C. Pappas has been a Director of the Company since January 30, 2020. Mr. Pappas has served as the Managing Member of JCP Investment Management, LLC (“JCP Management”), an investment firm, and the sole member of JCP Investment Holdings, LLC (“JCP Holdings”), since June 2009. Mr. Pappas has also previously served as a director of Tandy Leather Factory, Inc. (NASDAQ:TLF), a retailer and wholesale distributor of a broad line of leather and related products, since June 2016. Mr. Pappas previously served as a director of each of Jamba, Inc. (formerly NASDAQ:JMBA), a leading health and wellness brand and the leading retailer of freshly squeezed juice, from January 2015 until the completion of its sale in September 2018, U.S. Geothermal Inc. (formerly NYSEMKT:HTM), a leading geothermal energy company, from September 2016 until the completion of its sale in April 2018, and The Pantry, Inc. (formerly NASDAQ:PTRY), a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from March 2014 until the completion of its sale in March 2015. He also previously served as Chairman of the board of directors of Morgan’s Foods, Inc. (formerly OTC:MRFD), a then publicly traded company, from January 2013 until May 2014, when the company was acquired by Apex Restaurant Management, Inc., after originally joining its board as a director in February 2012. From 2005 until 2007, Mr. Pappas worked for The Goldman Sachs Group, Inc. (NYSE:GS) (“Goldman Sachs”), a multinational investment banking and securities firm, in its Investment Banking / Leveraged Finance Division. As part of the Goldman Sachs Leveraged Finance Group, Mr. Pappas advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives. Prior to Goldman Sachs, Mr. Pappas worked at Banc of America Securities, the investment banking arm of Bank of America Corporation (NYSE:BAC), a multinational banking and financial services corporation, where he focused on Consumer and Retail Investment Banking, providing advice on a wide range of transactions including mergers and acquisitions, financings, restructurings and buy-side engagements. Mr. Pappas received a BBA and a Masters in Finance from Texas A&M University.

Mark Schmulen, Director

Mark Schmulen has been a Director of the Company since January 30, 2020. Mr. Schmulen is a co-founder of Chirp Systems, Inc., a venture-backed smart access solution for multifamily property owners, and has served as its CEO since October 2019. Mr. Schmulen has also served as the managing director of Jelly Capital, LLC, a private investment fund focused on early-stage technology and real estate investments, since May 2015, and as an investment advisor representative for Forum Financial, LP, an independent investment advisor, since November 2016. Previously, he served as the General Manager of Social Media for Constant Contact, Inc. (formerly NASDAQ: CTCT), a provider of digital marketing solutions, from May 2010 until May 2014. Prior to this, he was a co-founder and served as the CEO of Nutshell Mail, Inc., a social media marketing solution, from 2008 until it was acquired by Constant Contact, Inc. in 2010. Mr. Schmulen began his career as an investment banking analyst with JPMorgan Chase Bank. He has served on the board of directors for the Shlenker School since August 2017 and has been a Director of the HHF Foundation, which benefits early childhood education since December 2014. Mr. Schmulen holds a B.S. from the University of Pennsylvania and an M.S. in Management from Stanford’s Graduate School of Business.

Denver Smith, Director

Denver Smith has been a Director of the Company since March 13, 2023. Mr. Smith is the Co-Founder and a managing member of Carlson Ridge Capital (“Carlson Ridge”), a hedge fund manager, which was founded in 2015. He is also the Co-CIO of Carlson Ridge and acts as the lead manager for the CRC Founders Fund, LP. Additionally, Mr. Smith advises the Aspen Family Trust on its asset allocation and strategic level decisions for various entities it owns. He was previously a portfolio manager and the Chief Investment Officer for 73114 Investments, LLC, for a period of 9 years. In 2015, he prompted and helped negotiate the sale of 73114 Investments’ parent company, a government contracting company, to a multi-billion dollar publicly traded REIT for over $150 million. Mr. Smith serves on the board of trustees of Lifestyle Management Inc, a non-profit organization. He graduated from the University of Oklahoma with a BBA in Finance and Economics. He also earned an MBA from the University of Oklahoma. Mr. Smith is a CFA Charterholder.

Loukas D. Kozonis, Director

Loukas D. Kozonis is an attorney, CPA, and civic leader bridging law, business, and public service. Since 2013 he has been serving as the founding partner of Kozonis Law, Ltd., a boutique law firm focused on real estate, corporate governance, and tax matters. Mr. Kozonis has been serving as a director of Parkway Bancorp, a community bank with $3.4 billion in assets, since 2015. He also currently serves as a director of Mega Realty, Inc. a Chicago-based real estate firm that owns and manages retail and mixed-use properties throughout the Midwest, since 2011. Active in civic life, since 2019 Mr. Kozonis has been an elected trustee of the Village of Bannockburn, contributing to local governance and community development. He is also a co-chair of the Athens Committee of Chicago Sister Cities International, since 2023, promoting cultural diplomacy and global engagement. Mr. Kozonis received his Juris Doctor and Master of Laws in Taxation degree from Georgetown University Law Center and a BA degree in finance from The University of Illinois.

Gary Schubert, Chief Executive Officer

Mr. Schubert has served as the Chief Executive Officer of the Company since October 2025, and as the Chief Financial Officer of the Company from January 2024 to October 2025. Prior to joining the Company as Chief Financial Officer, Mr. Schubert spent fifteen years at Walmart, and three years at Tyson Foods, Inc. (“Tyson”), one of the largest protein processers in the world. From June 2021 through August 2023, Mr. Schubert was the Senior Director of eCommerce Finance & Transformation Strategy at Walmart. In this role, he was responsible for generating long-term sustainable growth by increasing customer share of Walmart’s electronic wallet, driving retention, and improving end-to-end omni-channel economics for Walmart’s $75 billion eCommerce business. From February 2017 through June 2021, Mr. Schubert served as the financial lead for Walmart’s Neighborhood Market business, the sixth largest grocery chain in the United States, with over $20 billion in annual sales across 700 locations. In addition, his financial leadership experience at Walmart spanned merchandising, operations, eCommerce, and strategy roles. During his time at Tyson, Mr. Schubert had various roles in Financial Planning & Analysis, Corporate Treasury, and Investor Relations. Mr. Schubert received a Bachelor of Science in Business Administration from the University of Arkansas, majoring in financial management, and minoring in accounting. While attending the University of Arkansas, Mr. Schubert also managed the growth of a multi-million-dollar trust fund on behalf of the university.

Qualifications for All Directors

In considering potential candidates for election to the Board, the Nominating and Corporate Governance Committee observes the following guidelines, among other considerations: (i) the Board must include a majority of independent directors; (ii) each candidate shall be selected without discrimination against age, sex, race, religion or national origin; (iii) each candidate should have the highest level of personal and professional ethics and integrity and have the ability to work well with others; (iv) each candidate should only be involved in activities or interests that do not conflict or interfere with the proper performance of the responsibilities of a director; (v) each candidate should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; and (vi) each candidate should have sufficient time available, and a willingness to devote the necessary time, to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at board and committee meetings and advance review of board and committee materials. The Chief Executive Officer will then interview such candidate. The Nominating and Corporate Governance Committee then determines whether to recommend to the Board that a candidate be nominated for approval by the Company’s stockholders. The manner in which the Nominating and Corporate Governance Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a stockholder of the Company. With respect to nominating existing directors, the Nominating and Corporate Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications and overall contributions to the Company.

The Board has identified the following qualifications, attributes, experience and skills that are important to be represented on the Board as a whole: (i) management, leadership and strategic vision; (ii) financial expertise; (iii) marketing and consumer experience; and (iv) capital management.

We believe that all of our directors are qualified to serve on our Board and that each contributes valuable and distinct experience, judgment, and perspective. Mr. Pappas brings significant public company board, investment, capital markets, mergers and acquisitions, finance, and consumer-sector experience. Mr. Smith brings investment management, capital allocation, strategic planning, and financial analysis experience through his leadership roles in hedge fund management and portfolio oversight. Mr. Schmulen brings entrepreneurial, technology, digital marketing, investment, and governance experience developed through leadership roles in venture-backed businesses, private investing, and operating companies. Mr. Kozonis brings legal, tax, accounting, banking, real estate, and public-sector governance experience, which supports the Board’s oversight of governance, compliance, transactions, and financial matters. Mr. Schubert is well-qualified to serve as a director because, as the Company’s Chief Executive Officer, he brings a highly relevant combination of executive leadership, strategic planning, operational oversight and capital allocation discipline. The Board believes his active leadership role provides valuable insight into the Company’s business, industry opportunities, execution priorities and stockholder value creation initiatives.

The Board has determined that all of the three directors who serve on the Board as of the date of this Proxy Statement and who are standing for nomination (Messrs. Pappas, Schmulen, and Smith) are “independent,” as defined under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) (although the Company is not subject to such standards). In making the determination of independence, the Board or the Nominating and Corporate Governance Committee, as applicable, considered all relevant facts and circumstances (including, without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships) to ascertain whether any such person had a relationship that, in its opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Management recommends that stockholders vote for the election of each of the above-mentioned nominees under this Proposal 1.

GOVERNANCE OF THE COMPANY

Directors and Executive Officers

The following table sets forth information concerning our executive officers and directors and their ages as of the date of this Proxy Statement:

Name	Age	Position with the Company	Director Since
Gary Schubert	48	Chief Executive Officer	-
Brady Smallwood	41	Director	2023
James C. Pappas	44	Chairman	2020
Mark Schmulen	45	Director	2020
Denver J. Smith	38	Director	2023
Argie Liarakos	62	Executive Vice President of Commercial Operations and Execution	-

Gary Schubert, Chief Executive Officer

Mr. Schubert has served as the Chief Executive Officer of the Company since October 2025, and as the Chief Financial Officer of the Company from January 2024 to October 2025. Prior to joining the Company as Chief Financial Officer, Mr. Schubert spent fifteen years at Walmart, and three years at Tyson. From June 2021 through August 2023, Mr. Schubert was the Senior Director of eCommerce Finance & Transformation Strategy at Walmart. In this role, he was responsible for generating long-term sustainable growth by increasing customer share of Walmart’s electronic wallet, driving retention, and improving end-to-end omni-channel economics for Walmart’s $75 billion eCommerce business. From February 2017 through June 2021, Mr. Schubert served as the financial lead for Walmart’s Neighborhood Market business, the sixth largest grocery chain in the United States, with over $20 billion in annual sales across 700 locations. In addition, his financial leadership experience at Walmart spanned merchandising, operations, eCommerce, and strategy roles. During his time at Tyson, Mr. Schubert had various roles in Financial Planning & Analysis, Corporate Treasury, and Investor Relations. Mr. Schubert received a Bachelor of Science in Business Administration from the University of Arkansas, majoring in financial management, and minoring in accounting. While attending the University of Arkansas, Mr. Schubert also managed the growth of a multi-million-dollar trust fund on behalf of the university.

Brady Smallwood, Director

Mr. Smallwood has been a Director of the Company since May 17, 2023. From May 2023 to December 2025 Mr. Smallwood served as our Chief Operating Officer. Prior to joining the Company, Mr. Smallwood was most recently Senior Director - eCommerce Strategy, Planning and Operations for The Kroger Company, the largest supermarket operator by revenue in the U.S., from 2020 until 2023. In this role, he launched a new, profitable rapid grocery delivery business, implemented new management systems, and directed strategy development, pilot execution, and scaling for dozens of innovative initiatives. Prior thereto, Mr. Smallwood was Director - Omni Merchandising Planning & Analytics at Walmart from 2019 to 2020, and he served as the head of eCommerce Insights and Analytics at Younique Products, an Online beauty and personal care products company which was a subsidiary of Coty, Inc., from 2017 to 2019. Prior to these positions. Mr. Smallwood held various managerial roles at Walmart, Yum! Brands (Pizza Hut U.S.), and he held analyst roles at American Capital, LLC and at The Federal Home Loan Mortgage Corporation, commonly known as Freddie Mac. Mr. Smallwood received a bachelor’s degree in business management from Brigham Young University and an MBA from The University of Chicago Booth School of Business, where he was an honors graduate, and a Marketing scholarship recipient.

Mr. Smallwood was appointed as the director designee of Robert W. Bennett, the prior Chief Executive Officer and a former director of the Company, pursuant to the employment agreement, dated January 30, 2023, between the Company and Mr. Bennett (the “RWB Agreement”). Under the RWB Agreement, the Board or its Nominating and Corporate Governance Committee must nominate to the Board an individual designated by Mr. Bennett in good faith, subject to the Board’s fiduciary judgement and applicable legal or regulatory requirements and limitations. Under the terms of the RWB Agreement, as Mr. Bennett’s director designee, Mr. Smallwood may be removed or be asked to resign from his position on the Board in the event that Mr. Bennett’s employment with the Company is terminated.

James C. Pappas, Chairman

James C. Pappas has been a Director of the Company since January 30, 2020. Mr. Pappas has served as the Managing Member of JCP Management, an investment firm, and the sole member of JCP Holdings, since June 2009. Mr. Pappas has also served as a director of Tandy Leather Factory, Inc. (NASDAQ:TLF), a retailer and wholesale distributor of a broad line of leather and related products, since June 2016. Mr. Pappas previously served as a director of each of Jamba, Inc. (formerly NASDAQ:JMBA), a leading health and wellness brand and the leading retailer of freshly squeezed juice, from January 2015 until the completion of its sale in September 2018, U.S. Geothermal Inc. (formerly NYSEMKT:HTM), a leading geothermal energy company, from September 2016 until the completion of its sale in April 2018, and The Pantry, Inc. (formerly NASDAQ:PTRY), a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from March 2014 until the completion of its sale in March 2015. He also previously served as Chairman of the board of directors of Morgan’s Foods, Inc. (formerly OTC:MRFD), a then publicly traded company, from January 2013 until May 2014, when the company was acquired by Apex Restaurant Management, Inc., after originally joining its board as a director in February 2012. From 2005 until 2007, Mr. Pappas worked for Goldman Sachs (NYSE:GS), a multinational investment banking and securities firm, in its Investment Banking / Leveraged Finance Division. As part of the Goldman Sachs Leveraged Finance Group, Mr. Pappas advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives. Prior to Goldman Sachs, Mr. Pappas worked at Banc of America Securities, the investment banking arm of Bank of America Corporation (NYSE:BAC), a multinational banking and financial services corporation, where he focused on Consumer and Retail Investment Banking, providing advice on a wide range of transactions including mergers and acquisitions, financings, restructurings and buy-side engagements. Mr. Pappas received a BBA and a Masters in Finance from Texas A&M University.

Mark Schmulen, Director

Mark Schmulen has been a Director of the Company since January 30, 2020. Mr. Schmulen is a co-founder of Chirp Systems, Inc., a venture-backed smart access solution for multifamily property owners, and has served as its CEO since October 2019. Mr. Schmulen has also served as the managing director of Jelly Capital, LLC, a private investment fund focused on early-stage technology and real estate investments, since May 2015, and as an investment advisor representative for Forum Financial, LP, an independent investment advisor, since November 2016. Previously, he served as the General Manager of Social Media for Constant Contact, Inc. (formerly NASDAQ: CTCT), a provider of digital marketing solutions, from May 2010 until May 2014. Prior to this, he was a co-founder and served as the CEO of Nutshell Mail, Inc., a social media marketing solution, from 2008 until it was acquired by Constant Contact, Inc. in 2010. Mr. Schmulen began his career as an investment banking analyst with JPMorgan Chase Bank. He has served on the board of directors for the Shlenker School since August 2017 and has been a Director of the HHF Foundation, which benefits early childhood education since December 2014. Mr. Schmulen holds a B.S. from the University of Pennsylvania and an M.S. in Management from Stanford’s Graduate School of Business.

Denver Smith, Director

Denver Smith has been a Director of the Company since March 13, 2023. Mr. Smith is the Co-Founder and a managing member of Carlson Ridge Capital (“Carlson Ridge”), a hedge fund manager, which was founded in 2015. He is also the Co-CIO of Carlson Ridge and acts as the lead manager for the CRC Founders Fund, LP. Additionally, Mr. Smith advises the Aspen Family Trust on its asset allocation and strategic level decisions for various entities it owns. He was previously a portfolio manager and the Chief Investment Officer for 73114 Investments, LLC, for a period of 9 years. In 2015, he prompted and helped negotiate the sale of 73114 Investments’ parent company, a government contracting company, to a multi-billion dollar publicly traded REIT for over $150 million. Mr. Smith serves on the board of trustees of Lifestyle Management Inc, a non-profit organization. He graduated from the University of Oklahoma with a BBA in Finance and Economics. He also earned an MBA from the University of Oklahoma. Mr. Smith is a CFA Charterholder.

Argie Liarakos, Executive Vice President of Commercial Operations and Execution

Argie Liarakos has served as the Executive Vice President of Commercial Operations and Execution of the Company since January 6, 2025. Mr. Liarakos served as President of AMP Foodservice Solutions, a company providing strategic advisory and operational support services to food manufacturers and distributors, focused on sales execution, pricing optimization, and sustainable growth within the foodservice industry, from February 2025 to November 2025. From January 2024 to February 2025, Mr. Liarakos served as the President at Food Innovations, Gourmet Foodservice Group, Artisan Specialty Foods. Prior to that, Mr. Liarakos served as President at Artisan Specialty Foods, Inc., a subsidiary of the Company, from September 2013 to February 2025. From 2012 to 2013, Mr. Liarakos served as the LCC Business Developer at Sysco Corporation, a global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Mr. Liarakos received his degree in Business Administration and Management from Morton College.

Board Leadership Structure; Executive Sessions

Our Board structure features (i) a separate Chairman of the Board and Chief Executive Officer and (ii) non-management, active and effective directors of equal importance and with an equal vote. The Board intends having non-management Board members meet without management present at least twice a year.

Family Relationships

Except as disclosed herein, none of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executives has, during the past ten years, been involved in any legal proceedings in subscription (f) of Item 401 of Regulation S-K.

Role of the Board in Risk Oversight

The Board is responsible for assessing the risks facing our company and considers risk in every business decision and as part of our business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk, and that strategic and appropriate risk-taking is essential for us to compete in our industry and in the global market and to achieve our growth and profitability objectives. Effective risk oversight, therefore, is an important priority of the Board.

While the Board oversees our risk management, management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies that are adopted by the Board. The Board reviews and adjusts our risk management strategies at regular intervals, or as needed.

Insider Trading Policy

On February 21, 2024, we adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers, and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards.

Committees of the Board of Directors

The Board of Directors currently has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The following table sets forth the current composition of the three standing committees of our Board:

Name	Board	Audit	Compensation	Nominating and Governance
Gary Schubert	X
Brady Smallwood	X
James C. Pappas	X		Chair	X
Mark Schmulen	X	X	X	Chair
Denver J. Smith (audit committee financial expert)	X	Chair	X	X

Audit Committee.

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is currently comprised of Messrs. Smith (Chairman) and Schmulen, each of whom the Board of Directors has determined satisfies the applicable SEC independence requirements for audit committee members. The Board of Directors has also determined that Mr. Smith is an “audit committee financial expert,” as defined by the applicable rules of the SEC.

The Audit Committee is responsible for, among other things:

●	reviewing the independence, qualifications, services, fees and performance of our independent registered public accounting firm;

●	appointing, replacing and discharging our independent registered public accounting firm;

●	pre-approving the professional services provided by our independent registered public accounting firm;

●	reviewing the scope of the annual audit and reports and recommendations submitted by our independent registered public accounting firm; and

●	reviewing our financial reporting and accounting policies, including any significant changes, with our management and our independent registered public accounting firm.

Our Board has adopted a written charter for the Audit Committee and the Audit Committee reviews and reassesses the adequacy of that charter on an annual basis. The full text of the charter is available on our website at www.ivfh.com.

Compensation Committee.

The functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives, compensation and awards.

The Compensation Committee currently consists of Messrs. Pappas (Chairman), Schmulen, and Smith, each of whom the Board of Directors has determined satisfies the applicable SEC and Nasdaq independence requirements (although the Company is not currently subject to such rules). In addition, each member of the Compensation Committee has been determined to be a non-employee director under Rule 16b-3 as promulgated under the Exchange Act.

None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

A copy of the Compensation Committee’s Charter is available on our website at www.ivfh.com. Executive officers that are members of our Board make recommendations to the Compensation Committee with respect to the compensation of other executive officers who are not on the Board. Except as otherwise prohibited, the Committee may delegate its responsibilities to subcommittees or individuals. The Compensation Committee has the authority, in its sole discretion, to retain or obtain advice from a compensation consultant, legal counsel or other advisor and is directly responsible for the appointment, compensation and oversight of such persons. The Company will provide the appropriate funding to such persons as determined by the Compensation Committee. The Compensation Committee also annually reviews the overall compensation of our executive officers for the purpose of determining whether discretionary bonuses should be granted.

Nominating and Corporate Governance Committee.

The functions of the Nominating and Corporate Governance Committee are to develop our corporate governance system and to review proposed new members of our Board, including those recommended by our stockholders.

Messrs. Schmulen (Chairman), Smith, and Pappas are the current members of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The full text of the charter is available on our website at www.ivfh.com. The Board has determined that each member of this Committee, is “independent,” as defined under the rules of the Nasdaq (although the Company is not currently subject to such rules). The Nominating and Corporate Governance Committee will review, on an annual basis, the composition of our Board and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Corporate Governance Committee will consider renominating incumbent directors who continue to be qualified for Board service and who are willing to continue as directors if it determines that such renomination is in the best interests of the Company and its stockholders. If that Committee decides it is in our best interests to nominate a new individual as a director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings or an incumbent director chooses not to run, the Nominating and Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references and each candidate will be interviewed by at least one member of that Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting

From January 1, 2025 through December 31, 2025, the Board of Directors met six times and acted without a formal meeting pursuant to unanimous written consent three times. All directors attended at least 75% of all Board meetings. From January 1, 2025 through December 31, 2025, the Audit Committee, the Compensation Committee, and Nominating and Corporate Governance Committee met five, one, and one times, respectively.

We do not have a formal written policy with respect to Board members’ attendance at annual stockholders meetings, although we do encourage each of them to attend. All of the directors then serving and nominated for re-election attended our last annual meeting of stockholders held on May 28, 2025.

Stockholder Communications

Stockholders interested in communicating with the Board may do so by writing to any or all directors, care of our Secretary, at our principal executive offices. Our Secretary will log all stockholder correspondence and forward to the director addressee(s) all communications that, in her judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

Stockholder recommendations for director nominees are welcome and should be sent to our Secretary, who will forward such recommendations to the Nominating and Corporate Governance Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the caption, “Stockholder Proposals for 2027 Annual Meeting” below. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using additional criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of the Nominating and Corporate Governance Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is available on our website, www.ivfh.com, and it has been publicly filed with, and is available for free from the SEC.

Pursuant to our Code of Ethics, all of our employees (including officers and executives) and directors are required to disclose to the Board or any committee established by the Board to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and the Company. Our Code of Ethics also directs all employees and directors to avoid any self-interested transactions without full disclosure.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of our common stock, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended December 31, 2025, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 31, 2026 with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, and (4) all our directors and executive officers as a group. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Innovative Food Holdings Inc., 2528 S 27th Ave, Broadview, IL 60155. Pursuant to SEC rules, the following table includes shares that the person has the right to receive within 60 days from March 31, 2026.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Officers and directors
James C. Pappas (Director) (1)	10,414,722	19.1%
Mark Schmulen (Director)	345,234	*
Brady Smallwood (Chief Operating Officer, Director)	450,819	*
Denver J. Smith (Director) (2)	4,884,130	8.9%
Gary Schubert (Chief Executive Officer, Director)	532,569	1.0%
Argie Liarakos (Executive Vice President – Operations)	33,334	*
All officers and directors as a whole (six persons)	25,611,988	46.9%

5% or more stockholders
JCP Investment Partnership, LP (1)	10,414,722	19.1%
A group consisting of Denver J. Smith, CRC Founders Fund, LP, Donald E. Smith, Richard G. Hill, Samuel N. Jurrens, 73114 Investments, LLC, Youth Properties, LLC, and Paratus Capital, LLC (3)	4,933,594	9.0%
Intelligent Fanatics Capital Management LLC (4)	3,594,643	6.6%
Harper Asset Management LLC (5)	2,869,541	5.2%
Bandera Master Fund L.P. (6)	6,193,349	11.33%

*	Less than 1%.

(1)	Includes 8,290,675 shares held by JCP Investment Partnership, LP (“JCP Partnership”) and 1,618,492 shares held in an account managed by JCP Investment Management, LLC (“JCP Management”). JCP Investment Partners, LP (“JCP Partners”) is the general partner of JCP Partnership and JCP Investment Holdings, LLC (“JCP Holdings”) is the general partner of JCP Partners. Mr. Pappas is the managing member of JCP Management and sole member of JCP Holdings. The address of Mr. Pappas, JCP Partnership and JCP Management, LLC is 1177 West Loop South, Suite 1320, Houston, TX 77027.
(2)	Consists of 703,851 shares owned by Mr. Smith and 4,140,279 shares owned by various funds or businesses for which he provides investment advice. Includes all but 89,464 shares described in note (3).
(3)	Pursuant to a Schedule 13D/A filed on July 22, 2024 with the SEC, for a group of investors which includes Mr. Denver Smith. Mr. Smith disclaims beneficial interest over 89,464 shares owned by certain members of the group for which he has no voting power. The group uses an address of 350 S Race Street, Denver, CO, 80209.
(4)	Pursuant to a Schedule 13G/A filed on January 9, 2026 with the SEC by Intelligent Fanatics Capital Management LLC (“IFCM”), Cassel Ian J. and IFCM MicroCap Fund LP (the “Fund”). IFCM is the general partner of the Fund. The securities reported in this Schedule 13G are held directly by the Fund or other discretionary investment clients of IFCM. Mr. Cassel is the sole managing member of IFCM. Mr. Cassel has shared voting and investment power with respect to, and therefore may be deemed to be the beneficial owner of, the shares beneficially owned by the Fund and other discretionary investment clients of IFCM. The business address of the reporting persons is 350 Rumford Road, Lititz, Pennsylvania 17543.
(5)	Pursuant to a Schedule 13G filed on February 3, 2026 with the SEC by Harper Asset Management LLC, which has a business address at 2248 Mariner Dr., Longmont, CO 80503.
(6)	Pursuant to a Schedule 13D/A filed on December 6, 2024 with the SEC by Bandera Master Fund L.P. (“Bandera Master Fund”), Bandera Partners LLC (“Bandera Partners”), Gregory Bylinsky, and Jefferson Gramm. Bandera Partners is the investment manager of Bandera Master Fund. Bandera Master Fund has granted to Bandera Partners the sole and exclusive authority to vote and dispose of the shares of Common Stock held directly by Bandera Master Fund. Each of Messrs. Bylinsky and Gramm are Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners. By virtue of these relationships, each of Bandera Partners and Messrs. The business address of the reporting persons is 50 Broad Street, Suite 1820, New York, New York 10004.

Certain Relationships and Related Transactions

Appointment of Chief Executive Officer

On October 3, 2025, the Company entered into the CEO Employment Agreement with Gary Schubert (the “Schubert Agreement”), pursuant to which, Gary Schubert resigned from his position of Chief Financial Officer of the Company and was appointed as the Chief Executive Officer of the Company and a member of the Company’s Board of Directors. Pursuant to the Schubert Agreement, Mr. Schubert is entitled to (i) an annual base salary of $400,000, beginning on January 1, 2026, subject to a 3% annual increase, (ii) a stock grant of 1,350,000 shares of common stock of the Company, subject to a vesting schedule, by March 31, 2026, and (iii) an annual cash incentive with a target (attainable upon achievement of certain performance goals) of not less than $137,500 with a cap of the lower of (a) $400,000 and (b) 8% of the Company’s adjusted free cash flow over the previous calendar year, beginning in calendar year 2026.

Resignation of Predecessor CEO

On October 4, 2025, the Company entered into a separation agreement and general release (the “Separation Agreement”) with Bill Bennett, pursuant to which Mr. Bennett resigned from his position as the Chief Executive Officer and Board Member of the Company, effective October 3, 2025.

Pursuant to the Separation Agreement, the Company shall (i) pay Mr. Bennett a severance payment in installments for a total gross amount of $115,501 for the period of October 4, 2025, through and including December 31, 2025, and (ii) reimburse Mr. Bennett for his group health insurance premiums for the period from November 1, 2025 through September 30, 2026, subject to the terms and conditions of the Separation Agreement. Mr. Bennett has agreed to provide consultancy services to the Company as a consultant and independent contractor from January 1, 2026 until March 31, 2026 for $25,000, which is to be paid in installments.

Payments to Prior Executive Officers under Separation Agreements:

The Company paid cash in the amounts of $332,165 to Sam Klepfish, former CEO of the Company, and $124,823 to Mr. Bennett.

Limitation of Directors Liability and Indemnification

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and the rights of our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of such director or officer’s fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

The Company maintains a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Company, including the indemnification payable to any director or officer. This policy provides for $10 million in maximum aggregate coverage, including defense costs. The entire premium for such insurance is paid by the Company.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Legal Proceedings against the Company

The Company has become and may become involved in certain lawsuits and legal proceedings which arise in the ordinary course of business, or as the result of current or previous investments, or current or previous subsidiaries, or current or previous employees, or current or previous directors, or as a result of acquisitions and dispositions or other corporate activities. The Company intends to vigorously defend its positions. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our financial position or our business, and the outcome of these matters cannot be ultimately predicted.

On September 11, 2023, the Company entered into an agreement with High Impact Analytics, LLC (“High Impact”) whereby the latter would provide sales management and support services in exchange for a variable fee. The agreement contained a provision requiring 30 days’ written notice for “cancellation”, following which High Impact would be entitled to commissions for 120 days thereafter; the agreement also explicitly expired on September 11, 2024 (at which point, by its own terms, it was “no longer in force”), and was not renewed. High Impact demanded continuing variable fee payments on the grounds that the Company had not “cancelled” the agreement, and the Company responded that the agreement expressly terminated on September 11, 2024, such that no cancellation was required. On March 13, 2025, High Impact filed suit in Benton County, Arkansas, alleging that it is entitled to fees in the amount of $500,000, or alternatively treble damages under Ark. Code Ann. § 4-70-301. On May 1, 2025, the Company reached a settlement agreement to resolve a dispute with High Impact. In connection with the settlement, pursuant to which the Company paid $210 thousand in Q2 2025.

Executive Compensation

SUMMARY COMPENSATION TABLE

Name and Principal		Salary	Bonus	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Position	Year	($)	($)	($)	($)	($)	($)	($)		($)
Gary Schubert, CEO and Former CFO	2025	288,174	61,324	-	-	-	-	27,918	(a)	377,416
	2024	278,935	91,886	238,747	-	-	-	37,457		647,025

Robert W. Bennett, Former CEO	2025	485,516	224,624	-	-	-	-	38,742	(b)	748,882
	2024	463,240	215,443	-	-	-	-	54,163		732,846

Brady L. Smallwood, Former COO	2025	318,021	82,723	-	-	-	-	41,541	(c)	442,285
	2024	308,827	76,602	-	-	-	-	53,616		439,045

(a)	Amount consists of $13,938 recognized as a period cost for Mr. Schubert’s health insurance premiums and $13,980 401k matching.

(b)	Amount consists of $24,742 recognized as a period cost for Mr. Bennett’s health insurance premiums and $14,000 401k matching.

(c)	Amount consists of $27,541 recognized as a period cost for Mr. Smallwood’s health insurance premiums and $14,000 401k matching.

Outstanding Equity Awards at Fiscal Year-End as of December 31, 2025

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Gary Schubert								196,627	(a,d)	$84,550

Robert W. Bennett	-	-	-	-	-	-	-	-		$-

Brady Smallwood	-	-	-	-	-	-	-	1,647,471	(b,d)	$708,413

Sam Klepfish	-	-	-	-	-	-	-	300,000	(c)	$129,000

(a)	Stock awards vest upon the market price of the Company’s common stock meeting certain price points at various 60-day volume weighted prices through June 30, 2026 according to the following schedule: 49,157 shares at $2.45 per share; 49,157 shares at a price of $2.86 per share; 32,771 shares at a price of $3.27 per share; 32,771 shares at a price of $3.68 per share; and 32,771 shares at a price of $4.08 per share.

(b)	Consists of 147,471 stock awards and 1,500,000 stock appreciation rights. The stock awards vest upon the market price of the Company’s common stock meeting certain price points at various 60-day volume weighted prices through December 31, 2025 according to the following schedule: 49,157 shares at a price of $2.32 per share; 49,157 shares at a price of $2.61 per share. and 49,157 shares at a price of $2.90 per share. The stock appreciation rights consist of 750,000 shares priced at $1.50 per share and 750,000 shares priced at $2.00 per share.

(c)	Restricted stock awards vest according to the following schedule: An additional 125,000 restricted stock awards will vest contingent upon the attainment of a stock price of $2.00 per share for 20 consecutive trading days, and an additional 175,000 restricted stock awards will vest contingent upon the attainment of a stock price of $3.00 per share for 20 consecutive trading days.

(d)	The stock awards are contingent on the executive (A) remaining employed by the Company through the applicable grant date, (B) continuing to comply with all of the terms and conditions of his employment agreement and the restrictive covenants agreement through the applicable grant date, and (C) making or entering into arrangements satisfactory to the Company, prior to each applicable grant date, to comply with all applicable tax withholding obligations.

Amounts are calculated by multiplying the number of shares shown in the table by $0.43 per share, which is the closing price of common stock on December 31, 2025.

Employment Agreements

Our subsidiary, Food Innovations, has employment agreements with certain officers and certain employees. The employment agreements provide for salaries and benefits, including stock grants and extend up to three years. In addition to salary and benefit provisions, the agreements include defined commitments should the employer terminate the employee with or without cause.

Predecessor CEO Stock Plan

On February 3, 2023, the Company entered into an employment agreement with Bill Bennett to become the Company’s then CEO. Pursuant to this agreement, Mr. Bennett was provided with an incentive compensation plan (the “Predecessor CEO Stock Plan”) whereby Mr. Bennett would be granted shares of the Company’s common stock upon the common stock meeting certain price points at various 60-day volume weighted prices, as described below:

	Number of Shares Granted - Lower of:
Stock	Number of Shares Issued	Maximum
Price	and Outstanding on	Number of
Target	Grant Date Multiplied by:	Shares
$0.60	2.00%	975,133
$0.80	1.50%	731,350
$1.00	1.00%	487,567
$1.20	0.75%	365,675
$1.40	0.75%	365,675
$1.60	0.50%	243,783
$1.80	0.50%	243,783
$2.00	0.50%	243,783

COO Stock Plan

On April 14, 2023, the Company entered into an employment agreement with Brady Smallwood to become the Company’s COO effective May 15, 2023. Pursuant to this agreement, Mr. Smallwood was provided with an incentive compensation plan (the “COO Stock Plan”) whereby Mr. Smallwood would be granted shares of the Company’s common stock upon the common stock meeting certain price points at various 60-day volume weighted prices, as described below:

	Number of Shares Granted - Lower of:
Stock	Number of Shares Issued	Maximum
Price	and Outstanding on	Number of
Target	Grant Date Multiplied by:	Shares
$0.87	0.40%	196,627
$1.16	0.30%	147,470
$1.45	0.20%	98,313
$1.74	0.15%	73,735
$2.03	0.15%	73,735
$2.32	0.10%	49,157
$2.61	0.10%	49,157
$2.90	0.10%	49,157

Successor CEO Stock Plan

On October 3, 2025, the Company entered into an employment agreement with Gary Schubert pursuant to which he will serve as the Company’s Chief Executive Officer (the “CEO Employment Agreement”). The CEO Employment Agreement provides for the grant of 1,350,000 shares of the Company (the “Successor CEO Stock Plan”) common stock, subject to a vesting schedule, no later than March 31, 2026. These shares had not been granted as of December 31, 2025. The CEO Employment Agreement and Successor CEO Stock Plan replaced Mr. Schubert’s executive compensation plan that was in place during his role as the Company’s CFO (the “Prior CFO Stock Plan”.

Prior CFO Stock Plan

On December 29, 2023, the Company entered into an employment agreement with Gary Schubert to become the Company’s CFO effective January 1, 2024. Pursuant to this agreement, Mr. Schubert was provided with an incentive compensation plan (the “Prior CFO Stock Plan”) whereby Mr. Schubert would be granted shares of the Company’s common stock upon the common stock meeting certain price points at various 60-day volume weighted prices, as described below:

	Number of Shares Granted - Lower of:
Stock	Number of Shares Issued	Maximum
Price	and Outstanding on	Number of
Target	Grant Date Multiplied by:	Shares
$1.23	0.40%	131,085
$1.63	0.30%	98,313
$2.04	0.20%	65,542
$2.45	0.15%	49,157
$2.86	0.15%	49,157
$3.27	0.10%	32,771
$3.68	0.10%	32,771
$4.08	0.10%	32,771

EVP, Commercial Operations & Execution Agreement

On January 6, 2026, Innovative Food Holdings, Inc., a Florida corporation (the “Company”), entered into an employment agreement with Argie Liarakos (the “Liarakos Agreement”), pursuant to which Mr. Liarakos was appointed Executive Vice President of Commercial Operations and Execution, effective January 6, 2026.

Pursuant to the Liarakos Agreement, Mr. Liarakos is entitled to: (i) an annual base salary of $260,000, payable at least monthly and subject to annual review and potential increase by the Company’s Chief Executive Officer and the Compensation Committee of the Board of Directors; (ii) an annual target incentive opportunity equal to 15% of base salary, payable in cash no later than March 15 following the applicable performance year, subject to achievement of performance goals and continued employment; (iii) a first-year signing award consisting of $100,000, payable in cash or stock, and an additional $60,000 payable in stock; and (iv) a performance-based equity grant covering 150,000 shares of the Company’s common stock under the Company’s 2011 Stock Option Plan, as amended, vesting in three installments based on achievement of financial performance goals and continued employment, with accelerated vesting of unvested shares upon a change in control.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation of our Named Executive Officers (“NEOs”) including our Principal Executive Officer (“PEO”) and certain financial performance measures of the Company.

The table below presents information on the compensation of our PEO and our other NEOs in comparison to certain performance metrics for 2025 and 2024. The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table Total values for the applicable year as described in the footnotes to the table.

Pay Versus Performance Table for 2025

Year	Summary Compensation Table Total for PEO Gary Schubert (1)(2)	Compensation Actually Paid to PEO Gary Schubert (1)(3)	Summary Compensation Table Total for PEO Bill Bennett (1)(2)	Compensation Actually Paid to PEO Bill Bennett (1)(3)	Summary Compensation Table Total for PEO Sam Klepfish (1)(2)	Compensation Actually Paid to PEO Sam Klepfish (1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (1)(2)	Average Compensation Actually Paid to Non-PEO NEOs (1)(3)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return	Net Income (loss) (millions)
2025	$377,416	$208,904	$485,516	$728,156	$-	$-	$442,285	$(1,011,857)	$132	$(2.0)
2024	$-	$-	$732,846	$2,632,635	$-	$-	$543,035	$2,363,478	$548	$2.6
2023	$-	$-	$1,615,172	$3,213,953	$1,988,891	$1,988,891	$337,686	$466,805	$227	$(4.4)

(1)

In 2025, we had two CEOs: Gary Schubert and Robert W. (Bill) Bennett; our non-PEO NEO was Brady Smallwood.

In 2024, our PEO was Robert W. (Bill) Bennett; our non-PEO NEOs were Brady Smallwood and Gary Schubert.

In 2023, we had two CEOs: Robert W. (Bill) Bennett and Sam Klepfish; the non-PEO NEOs were Justin Wiernasz, Richard Tang, Brady Smallwood, and Gary Schubert.

(2)	Amounts represent the “Total” column as set forth in the Summary Compensation Table on page 13 of this Proxy Statement.
(3)	Amounts represent the “compensation actually paid” as computed in accordance with Item 402(v) of Regulation S-K.

The table below reconciles the amount of compensation reported for our PEO Gary Schubert to the amount of compensation actually paid for 2025. During the year ended 2024, Mr. Schubert was not our PEO.

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (4)	Equity Award Adjustments (5)	Reported Change in the Actuarial Present Value of Pension Benefits	Pension Benefit Adjustments	Compensation Actually Paid to PEO

2025	$377,416	$-	$(168,512)	$-	$-	$208,904
2024	$-	$-	$-	$-	$-	$-
2023	$-	$-	$-	$-	$-	$-

The table below reconciles the amount of compensation reported for our PEO Robert W. (Bill) Bennett to the amount of compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (4)	Equity Award Adjustments (5)	Reported Change in the Actuarial Present Value of Pension Benefits	Pension Benefit Adjustments	Compensation Actually Paid to PEO

2025	$485,516	$-	$242,640	$-	$-	$728,156
2024	$732,846	$-	$1,899,789	$-	$-	$2,632,635
2023	$1,615,172	$(660,541)	$2,259,322	$-	$-	$3,213,953

The table below reconciles the amount of compensation reported for our PEO Sam Klepfish to the amount of compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO Sam Klepfish	Reported Value of Equity Awards (4)	Equity Award Adjustments (5)	Reported Change in the Actuarial Present Value of Pension Benefits	Pension Benefit Adjustments	Compensation Actually Paid to PEO Sam Klepfish

2025	$-	$-	$-	$-	$-	$-
2024	$-	$-	$-	$-	$-	$-
2023	$1,988,891	$(40,681)	$40,681	$-	$-	$1,988,891

(4)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(5)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

The amounts deducted or added in calculating the equity award adjustments for our PEO Gary Schubert are as follows:

Year	Year End Fair Value of Equity Awards Granted During Applicable Fiscal Year that Remain Unvested as of Applicable Fiscal Year End	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards That Were Granted in a Prior Fiscal Year	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2025	$-	$(221,459)	$-	$52,947	$-	$-	$(168,512)
2024	$-	$-	$-	$-	$-	$-	$-
2023	$-	$-	$-	$-	$-	$-	$-

The amounts deducted or added in calculating the equity award adjustments for our PEO Robert W. (Bill) Bennett are as follows:

Year	Year End Fair Value of Equity Awards Granted During Applicable Fiscal Year that Remain Unvested as of Applicable Fiscal Year End	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards That Were Granted in a Prior Fiscal Year	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2025	$-	$-	$-	$242,640	$-	$-	$242,640
2024	$-	$510,158	$-	$1,389,631	$-	$-	$1,899,789
2023	$1,631,824	$-	$627,498	$-	$-	$-	$2,259,322

The amounts deducted or added in calculating the equity award adjustments for our PEO Sam Klepfish are as follows:

Year	Year End Fair Value of Equity Awards Granted During Applicable Fiscal Year that Remain Unvested as of Applicable Fiscal Year End	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards That Were Granted in a Prior Fiscal Year	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Awards Adjustments

2025	$-	$-	$-	$-	$-	$-	$-
2024	$-	$-	$-	$-	$-	$-	$-
2023	$-	$-	$40,681	$-	$-	$-	$40,681

The table below reconciles the average amount of compensation reported for our non-PEO NEOs to the average amount of compensation actually paid:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefit Adjustments	Average Compensation Actually Paid to Non-PEO NEOs

2025	$442,285	$-	$(1,454,142)	$-	$-	$(1,011,857)
2024	$543,035	$(119,374)	$1,939,817	$-	$-	$2,363,478
2023	$337,686	$(52,437)	$181,556	$-	$-	$466,805

The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted During Applicable Fiscal Year that Remain Unvested as of Applicable Fiscal Year End	Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards That Were Granted In a Prior Fiscal Year	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year Over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments

2025	$-	$(1,511,537)	$-	$57,395	$-	$-	$(1,454,142)
2024	$800,817	$767,086	$91,760	$280,154	$-	$-	$1,939,817
2023	$181,556	$-	$-	$-	$-	$-	$181,556

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section captioned “Executive Compensation” beginning on page 13 of this Proxy Statement, during the periods presented in the tables above the Company’s executive compensation program included cash compensation and equity-based incentive awards in the form of stock options, stock grants, and stock appreciation rights. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the “Pay Versus Performance Table for 2025”. The Company seeks to incentivize both short-term and long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the “Pay Versus Performance Table for 2025”.

Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”)

As demonstrated by the following graph, the amount of total compensation actually paid to our CEOs and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding our CEOs) is generally aligned with the Company’s cumulative TSR over the three years presented in the “Pay Versus Performance Table for 2025.” For additional information, see the section captioned “Executive Compensation” beginning on page 13 of this Proxy Statement.

a.	The 2023 and 2025 PEO bars include the combined compensation of the Company’s two CEOs who served during those years.

Compensation Actually Paid and Net Income

As demonstrated by the following graph, the amount of total compensation actually paid to our CEOs and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding our CEOs) is generally aligned with the Company’s net income over the three years presented in the “Pay Versus Performance Table for 2025.” The Company uses net income as a specific performance measure in the overall executive compensation program along with gross margin levels, which the Company considers a leading indicator of profitability over the long term. For additional information regarding the performance measures used to determine cash- and equity-based incentive compensation for the Company’s NEOs, see the section captioned “Executive Compensation” beginning on page 13 of this Proxy Statement.

a.	The 2023 and 2025 PEO bars include the combined compensation of the Company’s two CEOs who served during those years.

RATIFICATION OF AUDITORS

(Proposal No. 2)

Upon the recommendation of our Audit Committee, our Board has engaged CBIZ CPAs P.C. (“CBIZ”) as our principal independent auditors for the current fiscal year.

If the appointment of CBIZ is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board will take into consideration the voting results of this proposal and may appoint other independent auditors.

Before our principal accountant is engaged by us to render audit or non-audit services, as required by the rules and regulations promulgated by the SEC, such engagement is approved by the Audit Committee.

We have been advised by CBIZ that neither the firm nor any of its associates had any relationship during the last fiscal year with our Company other than the usual relationship that exists between independent registered public accountant firms and their clients. Representatives of CBIZ are not expected to attend the Annual Meeting virtually and therefore are not expected to be available to respond to any questions. As a result, representatives of CBIZ will not make a statement at the Annual Meeting.

Former Independent Registered Public Accounting Firm

On March 31, 2025, we were informed that Assurance Dimensions, LLC (“Assurance Dimensions”) had sold its Public Company Accounting Oversight Board (United States) (“PCAOB”) audit business to Stephano Slack LLC (“Stephano Slack”), effective April 28, 2025. On April 28, 2025, we engaged and executed an agreement with Stephano Slack as our new independent accountant to replace Assurance Dimensions. Subsequently the Company dismissed Stephano Slack as its independent registered public accounting firm effective as of September 17, 2025, and appointed CBIZ as its new independent registered public accounting firm, effective September 22, 2025. The audit committee approved these changes. The audit report of Assurance Dimensions on the Company’s financial statements as of and for the year ended December 31, 2024 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2024, and for the subsequent interim periods until April 28, 2025, the Company had no “disagreements” (as described in Item 304(a)(1)(iv) of Regulation S-K) with Assurance Dimensions on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Assurance Dimensions, would have caused it to make reference in connection with its opinion to the subject matter of the disagreements.

During the interim periods March 31, 2025 to June 30, 2025, and through September 17, 2025, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K, between the Company and Stephano Slack on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Stephano Slack’s satisfaction, would have caused Stephano Slack to make reference to the subject matter of any such disagreement in connection with its reviews, and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2025 and December 31, 2024, and for the subsequent interim periods, there was no “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, and the instructions related thereto.

The Company previously provided Assurance Dimensions and Stephano Slack with a copy of the disclosures made pursuant to Item 4.01 in the Company’s Current Report on Form 8-K filed with the SEC on May 2, 2025 and September 23, 2025, respectively. A letter from Assurance Dimensions and Stephano Slack addressed to the SEC stating that Assurance Dimensions and Stephano Slack have agreed with the disclosures regarding the dismissal were filed as Exhibit 16.1 to their respective Current Reports on Form 8-K.

Audit Fees

The Company engaged CBIZ as our independent registered public accounting firm effective September 22, 2025.

Total engagement fees of CBIZ covering the years ended December 31, 2025 and 2024 were approximately $151,000 and $0, respectively.

Total engagement fees of Assurance Dimensions covering the years ended December 31, 2025 and 2024 were approximately $20,890 and $255,000, respectively.

Total engagement fees of Stephano Slack covering the years ended December 31, 2025 and 2024 were approximately $61,800 and $0, respectively.

Audit-Related Fees

The aggregate fees billed in each of the last two fiscal years for assurance and related services by Assurance Dimensions, Stephano Slack and CBIZ that are reasonably related to the performance of the audit or review of our consolidated financial statements including our quarterly interim reviews on Form 10-Q and are reported under Audit Fees above.

Tax Fees

Assurance Dimensions’, Stephano Slack’s and CBIZ’s tax fees were $0, $0 and $0 for the years ended December 31, 2025 and 2024, respectively.

All Other Fees

None of Assurance Dimensions, Stephano Slack and CBIZ has billed us any other fees since their engagement on November 10, 2022, April 28, 2025 and September 22, 2025, respectively.

For the fiscal years ended December 31, 2025 and 2024, the Board considered the audit fees, audit-related fees, tax fees and other fees paid to our accountants, as disclosed above, and determined that the payment of such fees was compatible with maintaining the independence of the accountants. Our Board pre-approves all auditing services and all permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, except for de minimis non-audit services that are approved by the Board prior to the completion of the audit.

Management recommends that stockholders vote for the ratification of the appointment of CBIZ as the Company’s independent registered public accounting firm for the current fiscal year under this Proposal 2.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate it by reference into a filing.

Management is responsible for our system of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the PCAOB, and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and our system of internal control over financial reporting.

The Audit Committee has reviewed and discussed with both management and our independent registered public accounting firm all annual financial statements prior to their issuance. In connection with these reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to PCAOB auditing standard AS 1301 Communications with Audit Committee, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm matters relating to such firm’s independence, including a review of audit and non-audit fees and the written disclosures and letter from our independent registered public accounting firm to the Audit Committee as required by applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to our Board that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Members of the Audit Committee

Denver J. Smith and Mark Schmulen

SAY-ON-PAY

(Proposal No. 3)

Our stockholders are being provided the opportunity to cast a non-binding, advisory vote (commonly known as “say on pay”) on the compensation of the executive officers named in the “Summary Compensation Table” above (collectively, the “NEO”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEO and the executive compensation policies and practices described in this Proxy Statement, through consideration of the following non-binding advisory resolution:

“RESOLVED, that the stockholders advise that they approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and related narrative discussion.”

Our executive compensation program is designed to attract, reward and retain talented executives to lead our company in a highly competitive market, while maximizing shareholder returns. We believe that our compensation program, which ties a significant portion of pay to performance, provides competitive compensation to our executives and utilizes components that align the interests of our executives with stockholders. We believe this approach helps make our management team a key driver in the company’s market leadership and financial performance. Please see the compensation tables and related narrative discussion relating to compensation paid to our named executive officers.

Management recommends a vote “FOR” this resolution as it believes that our executive compensation is fair and reasonable and allows us to attract and retain qualified executives.

STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in this Proxy Statement and proxy for our annual meeting for 2027 at our principal executive offices on or before December 7, 2026. For stockholders to nominate a person as a director at our annual meeting for 2027, a stockholder’s notice must be delivered to us not later than March 20, 2027. Any other proposal that a stockholder intends to present at that meeting may be deemed untimely unless we have received written notice of such proposal no later than February 20, 2027. Stockholders should send proposals and notices addressed to Innovative Food Holdings, Inc., 2528 S 27th Ave, Broadview, IL 60155, Attention: Secretary.

OTHER MATTERS

We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our Annual Meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board.

We will provide, without charge, upon the written request of any person from whom proxies for this meeting were solicited, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the financial statements and financial statement schedules. Anyone requesting such documents shall submit the request in writing to: Innovative Food Holdings, Inc., 2528 S 27th Ave, Broadview, IL 60155, Attention: Secretary.

By Order of the Board of Directors,
Gary Schubert

April 3, 2026

INNOVATIVE FOOD HOLDINGS, INC.
PROXY DEPARTMENT
2526 S 27TH AVE
BROADVIEW, IL 60155

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V90715-P47553 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INNOVATIVE FOOD HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. James C. Pappas	☐	☐	☐
1b. Mark Schmulen	☐	☐	☐
1c. Denver J. Smith	☐	☐	☐
1d. Gary Schubert	☐	☐	☐
1e. Loukas D. Kozonis	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To ratify the selection by the Board of Directors of the firm of CBIZ CPAs P.C. as the Company's independent auditors for the current fiscal year.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the executive compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and CEO Letter are available at www.proxyvote.com.

V90716-P47553

The stockholder(s) hereby appoint(s) Gary Schubert, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INNOVATIVE FOOD HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time, on May 19, 2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side